The Gabelli Equity Trust Inc. N-CSR

Exhibit 99.(c)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-2 of our report dated February 28, 2022, relating to the financial statements and financial highlights, which appears in The Gabelli Equity Trust Inc. Annual Report on Form N-CSR for the year ended December 31, 2021. We also consent to the references to us under the heading “Independent Registered Public Accounting Firm” in such Registration Statement.

/s/PricewaterhouseCoopers LLP

New York, New York

March 8, 2022

PricewaterhouseCoopers LLP, PricewaterhouseCoopers Center, 300 Madison Avenue, New York, NY 10017 T: (646) 471 3000, www.pwc.com/us